Exhibit 10.28

December 16, 2009

Thomas Anderson
4 Arrowhead Trail
Sparta, NJ 07871

Dear Tom:

Reference is made to the letter regarding your employment with Wyndham Worldwide Corporation (“Wyndham Worldwide”), dated March 24, 2008 (the “Original Letter”), and the addendum letters dated December 31, 2008 and March 23, 2009 (together with the Original Letter, the “Offer Letter”). Wyndham Worldwide would like to further clarify certain terms regarding the amount of your severance benefit set forth in the Offer Letter in order to address Section 162(m) of the Internal Revenue Code of 1986, as amended.

Effective as of December 16, 2009, this addendum letter hereby amends the Offer Letter to provide that, in the event you become entitled to severance pay under the circumstances described in the Offer Letter, in lieu of the amount of severance pay specified in the Offer Letter, your severance pay will equal 200% multiplied by the sum of: (i) your then current base salary; plus (ii) an amount equal to the highest annual bonus (excluding bonus modifier) paid to you with respect to the three fiscal years of Wyndham Worldwide immediately preceding the fiscal year in which your termination of employment occurs, but in no event shall the amount under (ii) exceed 100% of your then current base salary.

Except as provided herein, all terms and conditions set forth in the Offer Letter shall remain in effect.

/s/ Thomas Anderson
Thomas Anderson

WYNDHAM WORLDWIDE CORPORATION

By: /s/ Mary Falvey
Name: Mary Falvey
Title:     Executive Vice President
Chief Human Resources Officer

cc: S. Holmes